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                                                                  Exhibit (b)(3)


                                CREDIT AGREEMENT

                                                              September 13, 1999

Teva Pharmaceuticals USA, Inc.
650 Cathill Road
Sellersville, Pennsylvania 18960

Teva Pharmaceutical Industries Ltd.
5 Basel Street
Petach Tikva, Israel

Ladies and Gentlemen:

         On behalf of Bank Leumi USA (the "Bank"), we are pleased to advise you that the Bank is prepared to make available to Teva Pharmaceuticals USA, Inc. ("Borrower") for use by its wholly-owned subsidiary Caribou Merger Corporation ("MergerSub") a credit facility, on the terms specified herein, in an aggregate principal amount of up to $115,000,000 to be used by MergerSub to fund the acquisition of all of the outstanding Common Stock of Copley Pharmaceutical, Inc. ("Copley") for a purchase price of $11.00 per share in cash. Such acquisition will be made pursuant to an Agreement and Plan of Merger among Borrower, MergerSub and Copley, dated August 9, 1999, a copy of which has previously been furnished to us (the "Merger Agreement"). The Merger Agreement contemplates a first step tender offer (the "Offer"). Any Copley shares not purchased pursuant to the Offer will be acquired in a subsequent merger under the Merger Agreement (the "Cash Merger") at the same $11.00 per share cash price. You have advised us that Hoechst Corporation, the holder of approximately 52% of the outstanding Common Stock of Copley has agreed to tender its shares into the Offer pursuant to a Stockholder Agreement, dated August 9, 1999, a copy of which has also been furnished to us. The forgoing Offer, Cash Merger and related transactions are herein called the "Copley Transaction".

         Section 1. AGREEMENT TO MAKE LOANS. The Bank (subject to the provisions of Section 2 hereof and to the terms and conditions of the Promissory Note referenced in Section 2 hereof) hereby agrees to make loans (the "Loans" and individually a "Loan") to Borrower from time to time on one or more Business Days on or prior to December 31, 1999 upon at least three Business Days' written notice to the Bank in an aggregate amount not to exceed $115,000,000, provided that each Loan shall be in an amount of at least $10,000,000 and provided further that Borrower need only
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provide two Business Days written notice prior to the initial Loan hereunder.

         Section 2. CONDITIONS TO EACH LOAN. The Bank's obligation to make each Loan on any date (the "Loan Date") is subject to the following conditions:

                  (i) the Bank shall have received a Promissory Note duly executed by Borrower in the principal amount of $115,000,000, said Promissory Note to be substantially in the form of Exhibit A hereto;

                  (ii) the Bank shall have received an Unlimited Guaranty duly executed by Teva Pharmaceutical Industries, Ltd. ("Guarantor") guaranteeing the Loans (including the Loan being made on the Loan
         Date), said Unlimited Guaranty to be substantially in the form of Exhibit B hereto;

                  (iii) the Bank shall have received a Negative Pledge Letter duly executed by Guarantor substantially in the form of Exhibit C hereto (the "Guarantor Negative Pledge Letter") and a Negative Pledge Letter duly executed by Borrower substantially in the form of Exhibit D hereto (the "Borrower Negative Pledge Letter" and, together with the Guarantor Negative Pledge Letter, the "Negative Pledge Letters");

                  (iv) the Bank shall have received copies (certified to its satisfaction) of resolutions of the Board of Directors (or an authorized committee thereof) of each of Borrower and Guarantor authorizing the execution and delivery of this Agreement, the Promissory Note, the Unlimited Guaranty, the Negative Pledge Letters and the consummation of the transactions contemplated hereby;

                  (v) the Bank shall have received legal opinions from counsel for each of Borrower and Guarantor in substantially the respective forms of Exhibits E and F hereto;

                  (vi) Borrower shall, substantially concurrently with such Loan, be borrowing an amount equal to the amount of such Loan from Bank Hapoalim B.M. and for the purpose specified in clause (vii) below;

                  (vii) Borrower will utilize the proceeds of such Loan to capitalize MergerSub to provide the cash necessary to fund the Offer and the Cash Merger, together with expenses incidental to the Copley Transaction; and

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                 (viii) on the Loan Date (x) (A) the Borrower shall not be in default of any of its obligations in any material respect under the Borrower Negative Pledge Letter and (B) no condition or event shall have occurred and be continuing which would result in, or which has resulted in, the acceleration of the Promissory Note (either (A) or (B), a "Borrower Default") and (y) the Guarantor shall not be in default of any of its obligations in any material respect under the Unlimited Guaranty or the Guarantor Negative Pledge Letter (a "Guarantor Default").

        It is understood and agreed by Borrower and Guarantor that requesting a Loan pursuant to Section 1 hereof and the acceptance of the proceeds thereof on such Loan Date by Borrower, shall be taken as a representation and warranty from Borrower and Guarantor that (a) no Borrower Default or Guarantor Default then exists on the Loan Date and (b) the conditions specified in clauses (vii) and
(viii) of the foregoing sentence have been met.

         3. NOTICES. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopier if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

         If to the Bank, to:

                                    Bank Leumi USA
                                    International Lending Department
                                    564 Fifth Avenue, Fifth Floor
                                    New York, NY 10036
                                    Attention:       Gil Hershman
                                    Telecopier:      212-626-1072

or at such other address as the Bank shall have specified to Borrower and Guarantor in accordance with this Section 3.

         If to Borrower, to:

                                    Teva Pharmaceuticals USA, Inc.
                                    650 Cathill Road
                                    Sellersville, Pennsylvania 18960
                                    Attention:       Peter Terreri
                                    Telecopier:      215-256-7856

or at such other address as Borrower shall have specified to the Bank in accordance with this Section 3.

         If to Guarantor, to:

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                                    Teva Pharmaceutical Industries Ltd.
                                    5 Basel Street
                                    P.O. Box 3190
                                    Petach Tikva, 49131, Israel
                                    Attention:       Dan Suesskind
                                    Telecopier:      011-972-2-589-2839

or at such other address as the Guarantor shall have specified to the Bank in accordance with this Section 3.

         4. EXPENSES AND INDEMNITY. Borrower shall reimburse Bank on demand for any and all costs and expenses incurred by the Bank in connection with the Loans (including, without limitation, the use of the proceeds thereof) and the transactions contemplated hereby (whether incurred before or after the date hereof) including, without limitation, fees and out-of-pocket expenses of counsel regardless of whether any Loans are made hereunder (unless such failure is a result of a default of the Bank hereunder). In the event that the Bank becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this Agreement, the Borrower and the Guarantor will reimburse the Bank for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by the Bank. The Borrower and the Guarantor also agree to indemnify and hold harmless the Bank and its affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this Agreement unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of the Bank.

         5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

         6. ENTIRE AGREEMENT. This letter embodies the entire agreement and understanding among the Bank, the Borrower and the Guarantor with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof.

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         7. GOVERNING LAW. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.


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         If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter whereupon this letter shall become a binding agreement among us.

                                        Very truly yours,

                                        BANK LEUMI USA

                                        By  /s/ Gil Hershman
                                           -------------------------------------
                                           Gil Hershman
                                           Assistant Vice President

                                        By  /s/ Michaela Klein
                                           -------------------------------------
                                           Michaela Klein
                                           Senior Vice President


The foregoing is hereby
accepted and agreed to:

Teva Pharmaceuticals USA, Inc.

By  /s/ Peter R. Terreri
   ---------------------------------
   Peter R. Terreri
   Senior Vice President and
   Chief Financial Officer

Teva Pharmaceutical Industries Ltd.

By  /s/ Dan Suesskind   September 14, 1999
   ---------------------------------------
   Dan Suesskind
   Chief Financial Officer


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